As filed with the Securities and Exchange Commission on December 15, 2006
Registration No. 333-____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

3DIcon Corporation
(Name of small business issuer in its charter)

Oklahoma	3669	73-1479206
(State or other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or Organization)	Classification Code Number)	Identification No.)

7507 S. Sandusky
Tulsa, OK 74136
(918) 492-5082
(Address and telephone number of principal executive offices and principal place of business)

John M. O’Connor, Esq.
Newton, O’Connor, Turner & Ketchum
15 W. Sixth Street, Suite 2700
Tulsa, Oklahoma 74119
(918) 587-0101
(918) 587-0102 (fax)
(Name, address and telephone number of agent for service)

Copies to:
Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Flr.
New York, New York 10018
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o ________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. o ________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock issuable upon conversion of debentures	2,840,909 (2)	$0.65 (3)	$ 1,846,590.85	$197.58

(1)
Includes shares of our common stock, par value $0.002 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of convertible debentures held by the selling stockholder. The amount to be registered includes a good faith estimate of the number of shares issuable upon conversion of the debentures. Should the conversion ratio of our convertible debentures result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2)	Includes a good faith estimate of the shares underlying convertible debentures to account for market fluctuations.
(3)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Pink Sheets on December 15, 2006, which was $0.65 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED December 15, 2006

3DICON CORPORATION
2,840,909 SHARES OF
COMMON STOCK

This prospectus relates to the resale by the selling stockholder of up to 2,840,909 shares of our common stock, underlying a $1.25 million convertible debenture. The conversion formula for the convertible debenture is the lesser of (i) $2.00 or (ii) seventy percent of the average of the five lowest volume weighted average prices during the twenty (20) trading days prior to the conversion. The selling stockholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholder may be deemed an underwriter of the shares of common stock, which it is offering. We will pay the expenses of registering these shares.

Our common stock is listed on the Pink Sheets under the symbol "TDCP". The last reported sales price per share of our common stock as reported by the Pink Sheets on December 4, 2006, was $0.65.

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______, 2006.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by 3DIcon Corporation with the Securities and Exchange Commission. The selling stockholder may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

3DICON CORPORATION

3DIcon Corporation is a development stage company. Our mission is to pursue, develop and market full-color, 360-degree person-to-person holographic technology that is both simple and portable. Through a “sponsored research agreement” with the University of Oklahoma, we have obtained the world-wide marketing rights to certain 3D display systems under development by the University. The development to date has resulted in the University filing three provisional patents and one utility patent on its technology. At this time, we do not own any intellectual property rights in holographic technologies, and, apart from the sponsored research agreement with the University of Oklahoma, have no contracts or agreements pending to acquire such rights or any other interest in such rights. We plan to market the technology developed by the University of Oklahoma by targeting various industries, such as retail, manufacturing, entertainment, medical, healthcare, and the military.

We have not had any revenues since our inception. For the years ended December 31, 2005 and 2004, we incurred a net loss of $592,811 and $617,875, respectively. As a result of our insufficient revenues to fund development and operating expenses, our auditors in have expressed substantial doubt about our ability to continue as going concern.

Our principal offices are located at 7507 S. Sandusky, Tulsa, Oklahoma 74136, and our telephone number is (918) 492-5082. Our website is www.3DIcon.net. We are an Oklahoma corporation.

The Offering
Common stock offered by selling stockholder
Up to 2,840,909 shares, underlying a convertible debenture in the amount of $1,250,000, based on current market prices and assuming full conversion of the convertible debenture (includes a good faith estimate of the shares underlying convertible debenture). This number represents approximately 3.0% of our then current outstanding stock.

Common stock to be outstanding after the offering	Up to 97,108,565 shares assuming the full conversion of our initial $1.25 million convertible debenture.
Use of proceeds
We will not receive any proceeds from the sale of the common stock. We have received gross proceeds of $125,000 and expect to receive additional gross proceeds of $1,125,000 in connection with the issuance of the convertible debenture to the selling stockholder. We plan to use the proceeds for research and development, general working capital purposes and the payment of professional fees.

Pink Sheets Ticker Symbol	TDCP

The above information regarding common stock to be outstanding after the offering is based on 94,267,656 shares of common stock outstanding as of November 15, 2006 and assumes the subsequent conversion of the $1.25 million convertible debentures by our selling stockholder.

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Golden Gate Investors, Inc. (“Golden Gate”) on November 3, 2006, as amended on December 15, 2006 (the “Purchase Agreement”), for the sale of a 6 ¼% convertible debenture of the Company in the principal amount of $1,250,000. Pursuant to the Purchase Agreement, at such time as the principal balance of this debenture is less than $400,000, the Company shall have the right to require Golden Gate to purchase a second debenture, also in the principal amount of $1,250,000. On November 3, 2006, we also issued to Golden Gate a 6 ¼% convertible debenture in a principal amount of $100,000 and warrants to purchase 1,000,000 shares of our common stock at an exercise price of $10.90. This prospectus relates to the resale of the common stock underlying the initial $1.25 million convertible debenture only.

Golden Gate provided us with $125,000 upon execution of the Purchase Agreement. Pursuant to the Purchase Agreement, Golden Gate is required to provide us with an additional $312,500 upon effectiveness of the registration statement of which this prospectus is a part. The balance of $812,500 shall be wired to the escrow agent, which is required to release $200,000 on the first day of each month, beginning with the second month following the effective date of the registration statement.

The debentures bear interest at 6 ¼%, and are convertible into our common stock, at the selling stockholder’s option. The $1.25 million convertible debentures mature three years from the date of issuance. The $100,000 convertible debenture matures five years from the date of issuance. Interest on our 6 ¼% convertible debentures is payable monthly in cash or, at Golden Gate’s option, in shares of common stock of the Company valued at the then applicable conversion price. The initial $1.25 million convertible debenture is convertible into the number of our shares of common stock equal to the dollar amount of the debenture divided by the conversion price. The conversion price for the initial $1.25 million convertible debenture is the lesser of (i) $2.00 or (ii) 70% of the average of the five lowest volume weighted average prices during the twenty (20) trading days prior to the conversion. The conversion price for the second $1.25 million convertible debenture is the lesser of (i) $2.00 or (ii) 90% of the average of the five lowest volume weighted average prices during the twenty (20) trading days prior to the conversion. The conversion price for the $100,000 convertible debenture is the lesser of (i) $4.00 or (ii) 80% of the average of the five lowest volume weighted average prices during the twenty (20) trading days prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the debentures may be converted over time. If Golden Gate elects to convert a portion of the debenture and, on the day that the election is made, the volume weighted average price is below $0.75, 3DIcon shall have the right to prepay that portion of the debenture that Golden Gate elected to convert, plus any accrued and unpaid interest, at 135% of such amount.

In addition, 3DIcon entered into a registration rights agreement with Golden Gate pursuant to which the Company agreed to file, within 30 days after the closing, the registration statement of which this prospectus is a part covering the common stock issuable upon conversion of the initial $1.25 million debenture only. In the event we fail to meet this schedule and other timetables provided in the registration rights agreement, liquidated damages and other potential penalties could be imposed (for example, the discount multiplier of 70% shall decrease by three percentage points for each month or partial month occurring after we fail to meet the timetables provided in the registration rights agreement). In addition, Golden Gate may demand repayment of one hundred and fifteen percent (115%) of the principal amount of the debenture, together with all accrued and unpaid interest on the principal amount of the debenture, in cash, if we fail to meet the timetables provided in the registration rights agreement.

In the event the Company elects, and Golden Gate fails, to enter into the second debenture, Golden Gate would be required to pay liquidated damages in the amount of $250,000.

See the "Selling Stockholders" and "Risk Factors" sections for a complete description of the convertible debentures.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business:

We have a limited operating history, as well as a history of operating losses.

We have a limited operating history. We cannot assure you that we can achieve or sustain revenue growth or profitability in the future. We have a cumulative net loss of $3,174,804 for the period from inception (January 1, 2001) to September 30, 2006. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. Unanticipated problems, expenses, and delays are frequently encountered in establishing a new business and marketing and developing products. These include, but are not limited to, competition, the need to develop customers and market expertise, market conditions, sales, marketing and governmental regulation. Our failure to meet any of these conditions would have a materially adverse effect upon us and may force us to reduce or curtail our operations. Revenues and profits, if any, will depend upon various factors. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on our business.

Currently, our only significant asset is our sponsored research agreement with the University of Oklahoma, and our ability to accomplish our business plan relies entirely on the ability of the University of Oklahoma to successfully develop a marketable 3D communications system.

Our only significant asset at the present time is our sponsored research agreement with the University of Oklahoma. If the University of Oklahoma is not successful in developing a portable 3D communications system that we have envisioned in our business plan, our ability to generate revenues from marketing of the product or products on which our business plan is based will be severely impacted, which could threaten the very existence of the Company.

Even if the University of Oklahoma is successful in developing a portable 3D communications system, because of the revolutionary nature of such a product (i.e., no similar product currently exists, and there are numerous unknowns relating to the product, such as manufacturing costs and operational costs), there can be no assurance that our marketing plans for the product will be successful.

Therefore, the fact that our success depends almost entirely on the efforts of others to develop a technologically challenging new product that will be in a form readily marketable and acceptable to a given market, and our ability to then successfully market such product, makes an investment in the Company much more risky than a comparable investment in other companies that may have a broad range of existing, proven products.

We may not be able to compete successfully.

Although the 3D imaging and display technology that the University of Oklahoma is attempting to develop is new, and although at present we are aware of only a limited number of companies that have publicly disclosed their attempts to develop similar technology, we anticipate a number of companies are or will attempt to develop products that compete or will compete with our products. Further, even if we are the first to market with a product of this type, and even if the technology is protected by patents or otherwise, because of the vast market and communications potential of such a product, we anticipate the market will be flooded by a variety of competitors (including traditional communications companies), many of which will offer a range of products in areas other than those in which we compete, which may make such competitors more attractive to prospective customers. In addition, many if not all of our competitors and potential competitors will initially be larger and have greater financial resources than we do. Some of the companies with which we may now be in competition, or with which we may compete in the future, have or may have more extensive research, marketing and manufacturing capabilities and significantly greater technical and personnel resources than we do, even given our relationship to the University of Oklahoma, and may be better positioned to continue to improve their technology in order to compete in an evolving industry. Further, technology in this industry may evolve rapidly once an initially successful product is introduced, making timely product innovations and use of new technologies essential to our success in the marketplace. The introduction by our competitors of products with improved technologies or features may render any product we initially market obsolete and unmarketable. If we do not have available to us products that respond to industry changes in a timely manner, or if our products do not perform well, our business and financial condition will be adversely affected.

The products being developed may not gain market acceptance.

The products that the University of Oklahoma is currently developing utilize new technologies. As with any new technologies, in order for us to be successful, these technologies must gain market acceptance. Since the products that we anticipate introducing to the marketplace will exploit or encroach upon markets that presently utilize or are serviced by products from competing technologies, meaningful commercial markets may not develop for our products.

In addition, the development efforts of the University of Oklahoma on the 3D technology are subject to unanticipated delays, expenses or technical or other problems, as well as the possible insufficiency of funding to complete development. Our success will depend upon the ultimate products and technologies meeting acceptable cost and performance criteria, and upon their timely introduction into the marketplace. The proposed products and technologies may never be successfully developed, and even if developed, they may not satisfactorily perform the functions for which they are designed. Additionally, these products may not meet applicable price or performance objectives. Unanticipated technical or other problems may occur which would result in increased costs or material delays in their development or commercialization.

If we are unable to retain the services of Martin Keating, or if we are unable to successfully recruit qualified personnel having experience in our business, we may not be able to continue our operations.

Our success depends to a significant extent upon the continued service of Martin Keating, our founder, Chief Executive Officer, and a Director. Our success also depends on our ability to attract and retain other key executive officers. Loss of the services of Mr. Keating could have a material adverse effect on our growth, revenues, and prospective business. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified personnel having experience in business. Competition for qualified individuals in our industry is intense. There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

Our auditors have included a going concern qualification in their opinion which may make it more difficult for us to raise capital.

Our auditors have qualified their opinion on our financial statements because of concerns about our ability to continue as a going concern. These concerns arise from the fact that we are a development stage organization with insufficient revenues to fund development and operating expenses. If we are unable to continue as a going concern, you could lose your entire investment in us.

We will need significant additional capital, which we may be unable to obtain.

Our capital requirements in connection with our development activities and transition to commercial operations have been and will continue to be significant. We will require substantial additional funds to continue research, development and testing of our technologies and products, to obtain intellectual property protection relating to our technologies when appropriate, and to manufacture and market our products. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all

As a result of becoming a reporting company, our expenses will increase significantly.

As a result of becoming a reporting company whose shares are registered pursuant to Section 12 of the Securities Act, our ongoing expenses are expected to increase significantly, including expenses in compensation to our officers, ongoing public company expenses, including increased legal and accounting expenses as a result of our status as a reporting company, expenses incurred in complying with the internal controls requirements of the Sarbanes-Oxley Act. Our failure to generate sufficient revenue and gross profit could result in reduced profits or increased losses as a result of the additional expenses.

Risks Relating to Our Current Financing Arrangement:

There are a large number of shares underlying our 6 ¼% convertible debentures, and warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock.

As of November 15, 2006, we had approximately 94,267,656 shares of common stock issued and outstanding and convertible debentures outstanding that may be converted into an estimated 3,044,990 shares of common stock at current market prices. The number of shares of common stock issuable upon conversion of the outstanding $1.25 million convertible debenture and $100,000 convertible debenture may increase if the market price of our stock declines. We also have outstanding the warrants issued to Golden Gate to purchase 1,000,000 shares of common stock at an exercise price of $10.90. Further, when the outstanding principal balance of our initial $1.25 million debenture issued to Golden Gate is less than $400,000, we may require Golden Gate to purchase a second $1.25 million convertible debenture. The sale of these shares may adversely affect the market price of our common stock.

The continuously adjustable conversion price feature of our convertible debentures could require us to issue a substantially greater number of shares, which will cause dilution to our existing stockholders.

Our obligation to issue shares upon conversion of our convertible debentures is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of our convertible debentures (excluding accrued interest), based on market prices 25%, 50% and 75% below the market price as of December 1, 2006 of $0.84.

		Effective	Number	% of
% Below	Price Per	Conversion	of Shares	Outstanding
Market	Share	Price	Issuable	Stock

25%	$0.63	$0.50	2,500,000	2.6%
50%	$0.42	$0.34	3,676,470	3.8%
75%	$0.21	$0.17	7,352,941	7.2%

As illustrated, the number of shares of common stock issuable upon conversion of our convertible debentures will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The continuously adjustable conversion price feature of our 6 ¼% convertible debentures may encourage investors to make short sales in our common stock, which could have a depressive effect on the price of our common stock.

So long as the market price of our stock is below $2.00, the issuance of shares in connection with the conversion of the $1.25 million convertible debenture results in the issuance of shares at an effective 30% discount to the trading price of the common stock prior to the conversion. Similarly, so long as the market price of our stock is below $4.00, the issuance of shares in connection with the conversion of the $100,000 convertible debenture results in the issuance of shares at an effective 20% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of debentures and warrants, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The issuance of shares upon conversion of the 6 ¼% convertible debentures and exercise of outstanding warrants may cause immediate and substantial dilution to our existing stockholders.

The issuance of shares upon conversion of our 6 ¼% convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholder may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholder may not convert its convertible debentures and/or exercise their warrants if such conversion or exercise would cause it to own more than 9.9% of our outstanding common stock, this restriction does not prevent the selling stockholder from converting and selling some of their holdings and then converting the rest of their holdings. In this way, assuming the market price remains at a level acceptable to the selling stockholder, the selling stockholder could continue on a “conversion-sell-conversion” trend while never holding more than 9.99% of our common stock. Further, under the convertible debentures there is theoretically no upper limit on the number of shares that may be issued, which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

If we are unable to issue shares of common stock upon conversion of the convertible debenture as a result of our inability to increase our authorized shares of common stock or as a result of any other reason, we are required to pay penalties to Golden Gate, redeem the convertible debenture at 130% and/or compensate Golden Gate for any buy-in that it is required to make.

If we are unable to issue shares of common stock upon conversion of the convertible debenture as a result of our inability to increase our authorized shares of common stock or as a result of any other reason, we are required to:

•
pay late payments to Golden Gate for late issuance of common stock upon conversion of the convertible debenture, in the amount of $100 per business day after the delivery date for each $10,000 of convertible debenture principal amount being converted or redeemed.

•
in the event we are prohibited from issuing common stock, or fail to timely deliver common stock on a delivery date, or upon the occurrence of an event of default, then at the election of Golden Gate, we must pay to Golden Gate a sum of money determined by multiplying up to the outstanding principal amount of the convertible debenture designated by Golden Gate by 130%, together with accrued but unpaid interest thereon

•
if ten days after the date we are required to deliver common stock to Golden Gate pursuant to a conversion, Golden Gate purchases (in an open market transaction or otherwise) shares of common stock to deliver in satisfaction of a sale by Golden Gate of the common stock which it anticipated receiving upon such conversion (a "Buy-In"), then we are required to pay in cash to Golden Gate the amount by which its total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds the aggregate principal and/or interest amount of the convertible debenture for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full.

In the event that we are required to pay penalties to Golden Gate or redeem the convertible debentures held by Golden Gate, we may be required to curtail or cease our operations.

We may be required to file a subsequent registration statement covering additional shares.

Based on our current market price and the potential decrease in its market price as a result of the issuance of shares upon conversion of the convertible debentures, we have made a good faith estimate as to the amount of shares of common stock that it is required to register and allocate for conversion of the convertible debentures. In the event that our stock price decreases, the shares of common stock we have allocated for conversion of the convertible debentures and are registering hereunder will not be adequate. If the shares we have allocated to the registration statement are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection with the preparation and filing of such registration statement.

Risks Relating to Our Common Stock:

Fluctuations in our operating results and announcements and developments concerning our business affect our stock price.

Our quarterly operating results, the number of stockholders desiring to sell their shares, changes in general economic conditions and the financial markets, the execution of new contracts and the completion of existing agreements and other developments affecting us, could cause the market price of our common stock to fluctuate substantially.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in Our Securities is Limited, Which Makes Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

Our common stock is quoted on the Pink Sheets under the symbol "TDCP". To date there is a limited trading market in our common stock on the Pink Sheets. Failure to develop or maintain an active trading market could negatively affect the value of our shares and make it difficult for our shareholders to sell their shares or recover any part of their investment in us. The market price of our common stock may be highly volatile. In addition to the uncertainties relating to our future operating performance and the profitability of our operations, factors such as variations in our interim financial results, or various, as yet unpredictable factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we have received $125,000 in connection with the issuance of the $1.25 million convertible debenture to the selling stockholder, and expect to receive the balance of $1.125 million following effectiveness of the registration statement. We have used the $125,000 for the general working capital purposes and the payment of professional fees. We expect to use the additional proceeds for general working capital purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the Pink Sheets under the symbol "TDCP". For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

Quarter Ended	High ($)	Low ($)
December 31, 2006 (through November 20, 2006)	1.36	0.75
September 30, 2006	1.73	0.90
June 30, 2006	3.27	0.56
March 31, 2006	0.86	0.14
December 31, 2005	0.33	0.014
September 30, 2005	0.03	0.008
June 30, 2005	0.045	0.009
March 31, 2005	0.18	0.031
December 31, 2004	0.40	0.04
September 30, 2004	0.64	0.15
June 30, 2004	0.64	0.03
March 31, 2004	0.21	0.04

Holders

As of November 15, 2006, we had approximately 395 active holders of our common stock. The number of active record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Executive Registrar & Transfer, Inc., 315 South Huron Street, Suite 104, Englewood, CO 80110.

DESCRIPTION OF BUSINESS

Corporate History

3DIcon Corporation (the Company) was incorporated on August 11, 1995, under the laws of the State of Oklahoma as First Keating Corporation. The articles of incorporation were amended August 1, 2003 to change the name to 3DIcon Corporation. The initial focus of First Keating Corporation was to market and distribute books written by its founder, Martin Keating. During 2001, First Keating Corporation began to focus on the development of 360-degree holographic technology. The effective date of this transition is January 1, 2001. The Company has accounted for this transition as a reorganization and accordingly, restated its capital accounts as of January 1, 2001. From January 1, 2001, the Company's primary activity has been the raising of capital in order to pursue its goal of becoming a significant participant in the formation and commercialization of interactive, optical holography for the communications and entertainment industries.

General Overview

3Dicon Corporation is a development stage company. Our mission is to pursue, develop and market full-color, 360-degree person-to-person 3D holographic technology that is both simple and portable. Through a “sponsored research agreement” with the University of Oklahoma, we have obtained the world-wide marketing rights to certain 3D display systems under development by the University. The development to date has resulted in the University filing three provisional patents and one utility patent on its technology. At this time, we do not own any intellectual property rights in holographic technologies, and, apart from the sponsored research agreement with the University of Oklahoma, have no contracts or agreements pending to acquire such rights or any other interest in such rights. We plan to market the technology developed by the University of Oklahoma by targeting various industries, such as retail, manufacturing, entertainment, medical, healthcare, and the military.

Overview of Development of 3D Technology

Holography as a means of wavefront, or 3D image, reconstruction was first introduced by Dennis Gabor in 1948 when he developed a process for recording the amplitude and phase of an optical wavefront. The word “holography” is derived from the Greek words holos (whole) and graphein (to write), and Gabor coined the term “hologram” to refer to a “total recording.” The widespread practice of holography took off in the early 1960s with the invention of the laser. Since that time, holography has been used in a variety of applications, many in routine commercial use today. Digital holography refers to the use of digital computers to create holograms, sometimes referred to as computer-generated holograms. Upon undertaking this investigation into the use of digital holography as a viable technology for 3D imaging and visualization, we found that holography is often the starting point for technologists seeking to realize practical commercial systems, but in practice, many solutions involve other approaches such as stereoscopic and swept-volume techniques.

A team of researchers led by Harold Garner at the University of Texas Southwestern Medical School at Dallas is working on a HoloTV project to develop technology that can deliver 3D moving images for applications in medical imaging, “heads up” displays, video games, and air traffic control display. Current development efforts involve the use of the Digital Micromirror Device (DMD) from Texas Instruments, as well as eight-layer liquid-crystal screen. The DMD focuses image points on various locations throughout the screen to produce 3D images.

Stereoscopic techniques are being investigated as a means of achieving 3D imaging and display. A recent paper by Jang and Javidi describes a technique called 3D projection integral imaging to create 3D orthoscopic virtual images. The technique employs a micro-convex-mirror array to convert inputs from 2D image sensors to 3D images with a viewing angle of over 60o and has been successfully demonstrated in the laboratory. Another paper by Choi et al reports on the construction of a novel full-color autostereoscopic 3D display system using scaling constraints and phase quantization leveling to reduce the color dispersion and the phase difference. The system employs color-dispersion-compensated (CDC) synthetic phase holograms (SPHs) to create 3D images and video frames that don’t require the use of special glasses for viewing. While both of these technical approaches have been successfully demonstrated in a laboratory environment, neither easily lends itself to the kind of embodiment envisioned by 3DIcon.

Sato et al report identify space projection method for producing 3D images using DMDs. This method uses a volumetric screen of water particles upon which color 3D images can be projected using the combination of a white light laser, variable color filter, and DMD. The authors report that this so-called electro-holographic display is capable of producing color 3D images with a large viewing angle. We believe that this approach has merit, but also presents barriers to commercial implementation, particularly from a cost and size perspective.

Pursuant to the Sponsored Research Agreement, 3D Display Technology is being developed in three phases, as follows:
•	Phase I - Swept Volume Displays

•	Phase II - Static Volumetric Displays (Under Glass)
•	Phase III Free-Space Volumetric Displays (Free Space)

The Phase I Swept Volume Display is designed to be an inexpensive 3D display system showing high resolution image generated from a diskette or similar medium. A prototype is projected to be available in early 2007. Initial target markets for swept volume displays include retail and manufacturing companies.

The Phase II technology will employ DMDs using infared lasers to produce 3D images in advanced transparent nanotechnology materials, thereby enabling the creation, transmission and display of high resolution 3D images within a volume space, surrounded by glass or transparent screen. A prototype demonstration is planned for Summer 2007. Target markets for static volumetric displays include interactive entertainment, casino gaming, government, sales, medical and pharmaceutical development, military, and architectural.

The Phase III technology will build upon the Phase II technology so as to eliminate the need for an enclosed vessel, thereby enabling the creation, transmission and display of high resolution 3D images in free space utilizing a portable system. Initial research for this system is expected to commence in 2007. There is currently no estimated prototype date for this technology.

University of Oklahoma - Tulsa Sponsored Research Agreement

On April 20, 2004, we entered into a Sponsored Research Agreement entitled "Investigation of Emerging Digital Holography Technologies" (Phase I) with the University of Oklahoma - Tulsa (University), which expired October 19, 2004. We have paid the University $14,116 pursuant to this agreement. The purpose of this agreement was to conduct a pilot study to investigate digital holography as a candidate technology for the development of three-dimensional (3D) imaging and visualization systems. The purpose of the pilot study was to investigate the current state-of-the-art research and development activities taking place in the field of digital holography, particularly emerging technologies. The scope of work for the study encompassed the following tasks:

•	Literature review to determine key leading edge research in relevant areas;
•	Review of related commercial products to identify technological approaches and potential competitors and/or partners;
•	Preliminary patent review;
•	Recommendations for product research and development directions.

On July 15, 2005, we entered into a Sponsored Research Agreement with the University (Phase II), which expires January 14, 2007. Under this agreement, the University will conduct a research project entitled "Investigation of 3-Dimensional Display Technologies". 3DIcon has agreed to pay the University $453,584 pursuant to this agreement to cover the costs of the research. Either party may terminate the agreement at any time by giving 60 days written notice. The goals for this research are as follows:

•	To produce patentable and/or copyrightable intellectual property;
•	To produce proof-of-concept technology that demonstrates the viability of the intellectual property;
•	To assess opportunities for manufacturing technological products in Oklahoma;
•	Investigate magnetic nanospheres (MNs) for use as a projection media;
•	Develop a control platform to actively distribute (MNs) in an unbounded volumetric space;
•	Investigate the doping of MNs with fluorescent materials for light emission at different wavelengths, i.e., develop fluorescent MNs (FMNs);
•	Evaluate other display medium technologies for potential strategic partnerships;
•	Evaluate the most appropriate (from a cost-to-benefit standpoint) solid-state light sources for projection applications;
•	Develop software for displaying ideal 3D images;
•	Investigate software interface issues with other image capture technologies.

On November 1, 2006 the sponsored research agreement was modified to provide $125,259 additional funding, extend the term of the agreement through March 31, 2007, and revise the payment schedule to combine the July 15, 2005 remaining balance due of $226,792 with the additional funding into a revised payment schedule. Under the terms of the agreement, we agreed to pay the combined remaining obligation of $352,051 in four equal monthly installments of $88,013 on December 31, 2006 through March 31, 2007.

3DIcon owns all worldwide rights to commercial and government usage of the intellectual property being developed by the University of Oklahoma. The University of Oklahoma has applied for the following patents with the U.S. Patent and Trademark Office:

•	Utility patent for Swept Volume Display, filed in September, 2006;
•	Provisional patent for Colorful Translational Light Surface 3D Display filed in April, 2006;
•	Provisional patent for 3D Light Surface Display filed in September, 2006;
•	Provisional patent for Volumetric Liquid Crystal Display filed in April, 2006.

Marketing and Product Development

3DIcon currently has no products or services. We envision the sale of products, the licensing of University-owned technology, or a combination of thereof beginning in 2007.

We have identified the following potential markets and uses for the technology being developed by the University of Oklahoma:

•	Driver education, simulation and testing;
•	Healthcare education;
•	Plastic Surgery;
•	Architectural plans and virtual structures;
•	Training programs for pilots;
•	Virtual live entertainment;
•	Displays of art for museums;
•	Digital signage;
•	Fashion design;
•	Casino gaming;
•	Homeland security.

Competition

There are numerous technologies which are under development to enable the display of 3D images. The following is a summary of research being conducted and products under development in the 3D display system marketplace of which we are currently aware.

Rosen et al report on a psychophysical comparison of visual perception for a 3D display (the Perspecta produced by Actuality Systems) and a high-resolution flat-panel display. The results indicated that the binocular view of Perspecta was similar or slightly better in performance than the monoscopic view of flat-panel display, because of its low contrast.

A collaborative paper from Cambridge University and the MIT Media Lab reports that a DMD can be used to launch view-sequential 3D images, leading to the construction a virtual 3D image. This paper provides further reinforcement of the utility of DMD devices for 3D imaging and display applications.

Matsuda and Kakeya propose a 3D camera system that implements combinational techniques using hardware and software to capture object images from both eyes of the viewer. An image captured by only one camera is not sufficient to supply the information needed to reconstruct a 3D image back from the viewpoint of a free observer. The authors propose the use of a stereo camera which, with the aid of 3D position sensors, can follow the viewer’s motion and send the information back to a camera system using a computational algorithm. Such an approach might prove useful in recording images for subsequent display on 3D visualization systems.

Fujii and Tanimoto report the investigation of two types of real-time Ray-Space acquisition systems. The first system used 16 cameras, all connected via a PC cluster, to capture the information for subsequent 3D image display. The second system used a single high-speed camera with scanning optics and offered better performance due to the ability to capture a real-time Ray-Space at video rates.

The DepthCubeTM Technology system consists of a rear projection volumetric computer monitor that produces 3D images. Unlike a conventional projection surface, the DepthCube incorporates an electronically-controlled multiplanar optical element (MOE) that allows the formation of 3D volumetric images. The display also incorporates Texas Instruments’ (TI’s) DLP technology and is capable of 1500 frames per second. While this is impressive technology for a variety of visualization applications, it does not represent the kind of technology 3DIcon intends to develop.

The FELIX Technology display is a technology that uses the swept volume technique, where a rotating projection screen sweeps out a volume upon which a 3D image can be formed. This FELIX 3D appears to represent a viable technology that would likely compete with 3DIcon on some level.

A related technology is the SOLID FELIX static volume 3D display which uses a solid cube of transparent crystalline material doped with rare earth ions. The rare earth ions are capable of producing visible light by a two-frequency upconversion (frequency-doubling) process when illuminated with intersecting infrared laser beams.

The Perspecta Spatial 3D Technology 3D display presents another example of a technology that utilizes a rotating projection screen. The display uses three of TI’s DMDs to direct red, green, blue light beams onto the rotation screen at the appropriate times to form 3D volumetric images. Again, the Perspecta Spatial 3D display appears to represent a viable technology that would likely compete with 3DIcon on some level.

The VR4MAX Technology demonstrates another screen-based approach to 3D visualization. As in the case of the DepthCube, while VR4MAX is no doubt useful for a variety of visualization applications, it does not represent the kind of technology 3DIcon wants to develop.

The FogScreen technology by itself does not represent a 3D display. Rather, it may prove to be a viable volumetric screen for space projection implementations. A FogScreen unit consists of a water tank, water level controller, water filter, water fountain, and a number of hydrosonic generators. The unit produces a dry fog which can provide a source of small particles off of which light can be scattered to display images.

Employees

3DIcon Corporation has two full-time employees. We have identified the need for additional personnel, including a marketing manager, a product manager and a product development engineer/manager. The marketing manager would lead the creation of the specifications of what we should build and create all necessary materials to successfully launch the product including an analysis of competitive technologies. The responsibilities of the product manager would include working with the University of Oklahoma and the marketing organization to develop detailed specifications of the product, maintain the schedule, and bring the product to market in a timely fashion. The responsibilities of the product development engineer/manager would include seeking out competent manufacturers, understanding the details of the design, and overseeing production of a product within the guidelines of manufacturability and serviceability.

DESCRIPTION OF PROPERTY

Our executive offices are located at 7507 S. Sandusky, Tulsa, Oklahoma 74136. Our office space is provided to us by one of our officers at no cost to the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND PLAN OF OPERATION

Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;
•	contain projections of our future results of operations or of our financial condition; and
•	state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Plan of Operation

When we dissect the requirements for implementing 360o person-to-person holographic technology, we identify three clear areas of need: (1) a means of recording 3D objects as digital holographic data elements; (2) a means of transmitting these data elements from one person to another; and, (3) a means of reconstructing and displaying the 3D images.

Addressing the first area of need, the review of patents revealed multiple methods in the area of recording 3D objects in digital formats. The practical implementation of such methods alone would require significant algorithm and software development activities. Our current business plan is not to pursue the development of competing intellectual property in this area, but rather look to establish strategic partnerships with the assignees or license holders of existing 3D recording technologies.

The second area of need involves providing suitable telecommunications (TCOM) infrastructure to support the bandwidth and quality of service requirements of the application, and interfacing the recording and display ends with that infrastructure. The TCOM infrastructure should be readily available for lease by any number of service providers. A key concern will be resolving interoperability issues that arise when interfacing the holographic technology (recording and display) with the TCOM technology. The University of Oklahoma - Tulsa’s TCOM Interoperability Lab is capable of conducting the interoperability testing and resolution activities associated with this task.

The reconstruction and display of 3D images is the area where we see the most opportunity for 3DIcon to make an impact in the area of intellectual property creation and product development. The existing products reviewed can generally be broken down into two broad categories: those that use multi-layer/element flat-panels to implement 3D displays, and those that implement volumetric 3D displays. The flat-panel approaches, as previously noted, do not support 3DIcon’s planned embodiment of the technology. However, the application space of volumetric 3D displays supports 3DIcon’s vision and appears to offer opportunities for further technology development.

In particular, we believe an alternate approach to the volumetric display can be pursued in which certain media, such as magnetic nanospheres, can be actively suspended and their position controlled to produce an innovative volumetric projection screen. In addition, we believe TI’s DLP technology can be innovatively incorporated to produce full-color, full-motion 3D visualization, and in harmony with 3DIcon’s vision for product development.

Our current 12-month operating budget is expected to be approximately $5,000,000, consisting of the following expenses:

•
Research and development expenses pursuant to our Sponsored Research Agreement with the University of Oklahoma. This includes development of an initial demonstrable prototype and a second prototype with Phase II technology;

•	Hiring additional executive officers.
•	Professional fees

Our research and development objectives for the 2007 calendar year are as follows. The work will mainly be done by researchers, students and faculty at the University of Oklahoma with oversight by 3DIcon personnel.:

I. Phase I Swept Volume Display
•	Provide 2nd prototype with new 3-color LEDs by June 30;
•	Investigate alternate image pane technologies (OLEDs) by September 1;
•	If 3-color LED prototype is not satisfactory, develop new prototype by December 1

II. Phase II Static Volumetric Display
•	Develop single-color prototype and solve alignment issues;
•	Develop Software;
•	Develop multicolor prototype (materials dependent);
•	Provide prototype demonstration in the summer of 2007.

III. Nanomaterials - in support of Phase II Static Volume Display
•	Identify and synthesize further optical upconversion nanosized materials;
•	Synthesize and optimize aerogels;
•	Embed light-emitting nanoparticles;
•	Test 2-photon materials;
•	Investigate encapsulating materials;
•	Synthesize quantum dots, tune, and characterize quantum dots.

IV. Patents (Intellectual Property)
•	File utility patent for Colorful Translational Light Surface 3D Display;
•	File utility patent for 3D Light Surface Display;
•	File utility patent for Volumetric Liquid Crystal Display;
•	File communications system patent;

V. Image Capture
•	Image capture survey;
•	Develop conversion/translation software;
•	Continue with investigation of integral imaging techniques.

VI. Phase III Free Space Volumetric Display
•	Begin research and idea generation.

Financial Condition, Liquidity and Capital Resources
As of September 30, 2006 we had a total stockholder deficiency of approximately $732,519, and cash of $192,518. Through the end of September 30 2006, we have generated no revenues and have incurred operating losses in every quarter. We have a cumulative net loss of $3,174,804 for the period from inception (January 1, 2001) to September 30, 2006.

Our independent registered public accountants, in their audit report accompanying our financial statements for the year ended December 31, 2005, expressed substantial doubt about our ability to continue as a going concern due to our status as a development stage organization with insufficient revenues to fund development and operating expenses.

As of September 30, 2006, our accounts payable totaled $451,352 and we had a working capital deficit of $597,519. Our current cash balance is insufficient to pay the current accounts payable. We will need to obtain additional capital in order to sustain our operations beyond December 31, 2006. However, there can be no assurance that that any additional financing will become available to us, and if available, on terms acceptable to us.

On November 1, 2006, we modified the SRA to provide $125,259 additional funding, extend the term of the agreement through March 31, 2007, and revise the payment schedule to combine the July 15, 2005 remaining balance due of $226,792 with the additional funding into a revised payment schedule. Under the terms of the agreement, we agreed to pay the combined remaining obligation of $352,051 in four equal monthly installments of $88,013 on December 31, 2006 through March 31, 2007.

The liquidity impact of our outstanding indebtedness is as follows:

Senior Debenture Payable

On December 15, 2005, we issued convertible debentures aggregating $160,000 at par value for cash. The debentures currently have an outstanding principal balance of $135,000. The debentures bear interest at 8% per annum, and are due no later than December 31, 2007. The Company may prepay without penalty all of the outstanding principal amount and accrued interest. Upon receiving notice of the Company's intent to prepay, holders of the debentures may convert the principal amount due to common stock at the rate of one share of common stock for each $.05 of principal amount converted. Upon conversion, the Company will pay all accrued interest. No fractional shares will be issued upon conversion of a debenture.

Unsecured Debentures Payable

During the third quarter of 2006 the Company authorized the issuance of unsecured convertible debentures aggregating $800,000. As of September 30, 2006 the Company has issued $330,000 of these debentures at par value for cash. The debentures bear interest at 8% per annum, convertible to common shares at $0.40 per share and are due no later than March 31, 2007. At the option of the Company, interest may be paid in cash or Common Stock, valued at the bid price on the day immediately prior to the date paid. The debentures are not secured by any asset or pledge of the Company or any officer, stockholder or director. The Company has agreed to provide, with respect to the common shares issued upon conversion of the debentures, certain registration rights under the Securities Act of 1933.

Golden Gate Debentures

On November 3, 2006, we issued two 6 ¼% convertible debentures to Golden Gate Investors, Inc. in an aggregate principal amount of $1,350,000. Of this amount, Golden Gate has provided us with $225,000. Golden Gate is required to provide us with an additional $312,500 upon effectiveness of the registration statement. The balance of $812,500 shall be wired to the escrow agent, which is required to release $200,000 of on the first day of each month, beginning with the second month following the effective date of the registration statement.

The $100,000 debenture bears interest at 6 ¼ %, matures five years from the date of issuance, and is convertible into our common stock, at Golden Gate’s option. The $100,000 convertible debenture is convertible into the number of our shares of common stock equal to the dollar amount of the debenture divided by the conversion price. The conversion price for the $100,000 convertible debenture is the lesser of (i) $4.00, (ii) 80% of the average of the five lowest volume weighted average prices during the twenty (20) trading days prior to the conversion (the 80% figure is known as the “Discount Multiplier”). Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted over time. If Golden Gate elects to convert a portion of the debenture and, on the day that the election is made, the volume weighted average price is below $1.00, 3DIcon shall have the right to prepay that portion of the debenture that Golden Gate elected to convert, plus any accrued and unpaid interest, at 135% of such amount. The $1.00 figure shall be adjusted, on the date that is one year after the closing date and every six months thereafter (“Adjustment Dates”), to a price equal to 65% of the average of the current market prices for the fifteen Trading Days prior to each Adjustment Date.

In connection with the $100,000 debenture, we issued to Golden Gate warrants to purchase 1,000,000 shares of our common stock at an exercise price of $10.90.

The $1.25 million debenture bears interest at 6 ¼ %, matures three years from the date of issuance, and is convertible into our common stock, at Golden Gate’s option. The $1.25 million convertible debenture is convertible into the number of our shares of common stock equal to the dollar amount of the debenture divided by the conversion price. The conversion price for the $1.25 million convertible debenture is the lesser of (i) $2.00, (ii) 70% of the average of the five lowest volume weighted average prices during the twenty (20) trading days prior to the conversion (the 70% figure is known as the “Discount Multiplier”). Accordingly, there is in fact no limit on the number of shares into which the $1.25 million debenture may be converted over time. If Golden Gate elects to convert a portion of the $1.25 million debenture and, on the day that the election is made, the volume weighted average price is below $0.75, 3DIcon shall have the right to prepay that portion of the debenture that Golden Gate elected to convert, plus any accrued and unpaid interest, at 135% of such amount.

Interest on our at 6 ¼ % convertible debentures is payable monthly in cash or, at Golden Gate’s option, in shares of Common Stock of the Company valued at the then applicable conversion price.

Off Balance Sheet Arrangements

3DIcon does not engage in any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

Significant Accounting Policies

Research and Development Costs

Statement of Accounting Standards No. 2, “Accounting for Research and Development Costs,” requires that all research and development costs be expensed as incurred. Until we have developed a commercial product, all costs incurred in connection with the Sponsored Research Agreement with the University of Oklahoma, as well as all other research and development costs incurred, will be expensed. After a commercial product has been developed, we will report costs incurred in producing products for sale as assets, but we will continue to expense costs incurred for further product research and development activities.

Stock-Based Compensation

3DIcon has, since its inception, used its common stock, or warrants to purchase its common stock, as a means of compensating our employees and consultants. Statement of Financial Accounting Standards No. 123(R), “Share Based Payments,” requires us to estimate the value of securities used for compensation and to charge such amounts to expense over the periods benefited. Since we do not have a stock option plan, employees have been granted shares of common stock for services. Such share are valued based on current prices in the over-the-counter market, discounted for such matters as Rule 144 trading restrictions and other factors affecting the lack of marketability of the stock.

Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections (SFAS 154), which replaces APB Opinion No. 20, Accounting Changes, and FASB Statement 3, Reporting Accounting Changes in Interim Financial Statements. This statement changes the requirements for the accounting for and reporting of a change in accounting principle, including all voluntary changes in accounting principles. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions.

This statement requires voluntary changes in accounting principles be recognized retrospectively to prior periods' financial statements, rather than recognition in the net income of the current period. Retrospective application requires restatements of prior period financial statements as if that accounting principle had always been used. This statement carries forward without change the guidance contained in Opinion 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. The provisions of SFAS No. 154 are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In March 2006, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 156, Accounting for Servicing of Financial Assets (SFAS 156), which amends SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 156 permits, but does not require, an entity to choose either the amortization method or the fair value measurement method for measuring each class of separately recognized servicing assets and servicing liabilities. The provisions of SFAS No. 156 are effective for fiscal years beginning after September 15, 2006. The Company does not expect the adoption of SFAS 156 to have a material effect on its financial statements and related disclosures.

In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48). This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material effect on its financial statements and related disclosures.

LEGAL PROCEEDINGS

Other than as set forth below, 3DIcon is not a party to any pending legal proceeding, nor is its property the subject of a pending legal proceeding, that is not in the ordinary course of business or otherwise material to the financial condition of 3DIcon's business.

On April 17, 2006, 3DIcon filed an action in the District Court of Tulsa County, Oklahoma, against Andrew Stack and Lion Capital Holdings, Inc. stating claims for fraudulent inducement, breach of contract, unjust enrichment, breach of fiduciary duty, conversion, violation of the Oklahoma Deceptive Trade Practices Act and state securities fraud, breach of an accord.  According to the Petition: Stack and his company, Lion Capital Holdings, solicited a contract with 3DIcon under which the defendants promised to raise capital for 3DIcon, which they never did; and the Defendants did retain, however, the shares of 3DIcon stock which were issued for the defendants’ prospective shareholders.

On October 4, 2006, 3DIcon amended its Petition to name Joseph Padilla and John R. Shrewder as defendants.  Claims for civil conspiracy, fraud, deceit, constructive fraud, accounting, restitution, injunctive relief, constructive trust, piercing the corporate veil, malpractice and violation of the Oklahoma Consumer Protection Act were added to the lawsuit.

3DIcon seeks disgorgement, restitution, actual and punitive damages, attorneys’ fees, costs, interest, accounting, imposition of a constructive trust and other injunctive relief from the defendants, as stated in the Petition, as amended.

There are motions pending and the case is in the discovery phase.

MANAGEMENT

The following table sets forth current information regarding our executive officers, senior managers and directors:

Name	Age	Position
Martin Keating	65	President, Chief Executive Officer, Director
Philip Suomu	52	Director
John O’Connor	52	Director

Martin Keating has been the President, Chief Executive Officer and a director of 3DIcon since 1998. Previously, Mr. Keating organized and managed private placement limited partnerships, ranging from real estate development to motion picture financing. Mr. Keating was also general counsel and director of investor relations for CIS Technologies, then a NASDAQ company. Mr. Keating wrote and published "The Final Jihad," a terrorist suspense novel. Mr. Keating is an attorney licensed to practice law in Oklahoma and Texas.

Philip Suomu has been a director of 3DIcon since October 2006 and its Director of Technology since May 2005. Mr. Suomo works for 3DIcon on a part-time basis. Since January, 2001, Mr. Suomu has served as President of PNERC Associates L.P., which provides financial and technical guidance for new business development. From April 1997 to September 2001, Mr. Suomu held the position of Director of Sales for CIENA Communications, which manufactures and markets advanced fiber optic equipment for the telecommunications industry.

John O’Connor has been a director of 3DIcon since October 2006. Since 1981, Mr. O’Connor has practiced law in Oklahoma, concentrating in the areas of corporate and commercial law. Mr. O’Connor served as President of the law firm of Newton, O’Connor, Turner & Ketchum from 2001 to 2005 and has served as its Chairman from 2001 to present.

Employment Agreements

None.

Audit Committee

We do not have a separately designated standing audit committee.

Code of Ethics

We have not adopted a Code of Ethics and Business Conduct for Officers, Directors and Employees that applies to all of our officers, directors and employees.

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation (including cash bonuses) paid or accrued by us for our years ended December 31, 2005, 2004 and 2003 to (i) our Chief Executive Officer and (ii) our four most highly compensated officers, other than our Chief Executive Officer, whose total annual salary and bonus exceeded $100,000.
		Annual		Long-term
		Compensation		Compensation
				Awards	Payouts
				Securities
				Underlying	LTIP	All Other
	Fiscal	Salary	Bonus	Options/	Payouts	Compensation
Name and Principal Position	Year	($)	($)	SARs (#)	($)	($)
Martin Keating
President & CEO (1)	2005	90,000	—	—	—	$14,792	(1)
	2004	90,000	—	—	—	$1.980	(1)
	2003	90,000	—	—	—	—

(1) The Company issued 7,880,000 and 1,980,000 shares of common stock at various dates throughout 2005 and 2004, respectively, to its President and Chief Executive Officer for services rendered. The shares issued were valued at the closing price of the stock on or previous to the date of issuance less a 50% discount due to the restrictive nature of the stock, a 50% discount for lack of earnings or sales consistency of the Company, a 50% discount due to the dollar and share volume of sales of the Company's securities in the public market, and an additional 35% discount due to the trading market in which the Company's securities are sold. The shares issued to directors are valued using the same discount structure as the other common stock issued for services transactions, and ranged from $.0002 to $.0074 during 2005 and $.001 to $.014 during 2004. The Company recognized $14,792 and $1,980 in compensation expense in 2005 and 2004, respectively, related to these transactions.

Options Grants in Last Fiscal Year

None.

Aggregate Option Exercises In Last Fiscal Year and Fiscal Year End Option Values

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates beneficial ownership of our common stock as of November, 2006 by each person or entity known by us to beneficially own more than 5% of the outstanding shares of our common stock; each of our executive officers and directors; and all of our executive officers and directors as a group. Unless otherwise indicated, the address of each beneficial owner listed below is c/o 3DIcon Corporation.

	Number of Shares		Percentage
Name of Beneficial Owner	Beneficially Owned	Class of Stock	Outstanding (1)

Martin Keating	38,977,452	Common	41.3%
Philip Suomu	143,600	Common	*
John O’Connor (2)	210,000	Common	*
All directors and executive officers as a group (3 persons)	39,331,052		4176%

*	less than 1%
(1)
Applicable percentage ownership is based on 94,267,656 shares of common stock outstanding as of November 15, 2006. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Options to aquire shares of common stock that are currently exercisable or exercisable within 60 days of November 15, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Represents (i) 110,000 shares of common stock owned by Mr. O’Connor and (ii) 100,000 shares of common stock owned by the John M. and Lucia D. O’Connor Revocable Living Trust over which Mr. O’Connor has voting and investment control.

DESCRIPTION OF SECURITIES BEING REGISTERED

The securities being offered are shares of common stock. Our authorized capital includes 250,000,000 shares of common stock, $0.0002 par value per share.

Holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of common stock do not have cumulative voting rights.

Holders of record of shares of common stock are entitled to receive dividends when and if declared by the board of directors. To date, the Company has not paid cash dividends. The Company intends to retain any earnings for the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future.

Any future determination as to the payment of cash dividends will depend on future earnings, results of operations, capital requirements, financial condition and such other factors as the board of directors may consider.

Upon any liquidation, dissolution or termination of the Company, holders of shares of common stock are entitled to receive a pro rata distribution of the assets of the Company after liabilities are paid.

Holders of common stock do not have pre-emptive rights to subscribe for or to purchase any stock, obligations or other securities of 3DIcon.

PLAN OF DISTRIBUTION

The selling stockholder and any of its pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;
•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
•	through the writing of options on the shares
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholder or its pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts.

The selling stockholder, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholder may pledge its shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. In the event that the selling stockholder is deemed affiliated with purchasers or distribution participants within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder is contractually restricted from engaging in short sells. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholder, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholder. We will not receive any proceeds from the resale of the common stock by the selling stockholder. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholder, it will not continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

		Total
		Percentage					Percentage
	Total Shares of	of Common	Shares of			Beneficial	of Common
	Common Stock	Stock,	Common Stock	Beneficial	Percentage of	Ownership	Stock Owned
	Issuable Upon	Assuming	Included in	Ownership	Common Stock	After the	After
	Conversion of	Full	Prospectus	Before the	Owned Before	Offering	Offering
Name	Debenture	Conversion	(1)	Offering*	Offering*	(4)	(4)

Golden Gate	2,840,909(3)	3.0%	Up to	206,250	9.99%	—	—
Investors, Inc. (2)			2,840,909
			shares of
			common stock

*
These columns represents the aggregate maximum number and percentage of shares that the selling stockholder can own at one time (and therefore, offer for resale at any one time) due to their 9.9% limitation.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1)
Includes a good faith estimate of the shares issuable upon conversion of the convertible debenture based on current market prices. Because the number of shares of common stock issuable upon conversion of the convertible debenture is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the convertible debenture, if the convertible debenture had actually been converted on December 15, 2006, the conversion price would have been $0.44. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the convertible debenture by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However the selling stockholder has contractually agreed to restrict their ability to convert their convertible debenture or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 9.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholder exceeds the number of shares of common stock that the selling stockholder could own beneficially at any given time through their ownership of the convertible debenture and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2)
The selling stockholder is an unaffiliated third party. In accordance with rule 13d-3 under the Securities Exchange Act of 1934, Norman Lizt may be deemed a control person of the shares owned by the selling stockholder.

(3)	Includes 2,840,909 shares of common stock underlying our $1,250,000 convertible debenture issued to Golden Gate Investors, Inc.

(4)
Assumes that all securities registered will be sold, which does not represent all of the shares of common stock potentially issuable upon conversion of the convertible debenture held by Golden Gate at current market prices.

Terms of Convertible Debenture

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Golden Gate Investors, Inc. (“Golden Gate”) on November 3, 2006, as amended on December 15, 2006 (the “Purchase Agreement”), for the sale of a 6 ¼% convertible debenture of the Company in the principal amount of $1,250,000. Pursuant to the Purchase Agreement, at such time as the principal balance of this debenture is less than $400,000, the Company shall have the right to require Golden Gate to purchase a second debenture, also in the principal amount of $1,250,000. On November 3, 2006, we also issued to Golden Gate a 6 ¼% convertible debenture in a principal amount of $100,000 and warrants to purchase 1,000,000 shares of our common stock at an exercise price of $10.90. This prospectus relates to the resale of the common stock underlying the initial $1.25 million convertible debenture only.

Golden Gate provided us with $125,000 upon execution of the Purchase Agreement. Pursuant to the Purchase Agreement, Golden Gate is required to provide us with an additional $312,500 upon effectiveness of the registration statement of which this prospectus is a part. The balance of $812,500 shall be wired to the escrow agent, which is required to release $200,000 on the first day of each month, beginning with the second month following the effective date of the registration statement.

The debentures bear interest at 6 ¼%, and are convertible into our common stock, at the selling stockholder’s option. The $1.25 million convertible debentures mature three years from the date of issuance. The $100,000 convertible debenture matures five years from the date of issuance. Interest on our 6 ¼% convertible debentures is payable monthly in cash or, at Golden Gate’s option, in shares of common stock of the Company valued at the then applicable conversion price. The initial $1.25 million convertible debenture is convertible into the number of our shares of common stock equal to the dollar amount of the debenture divided by the conversion price. The conversion price for the initial $1.25 million convertible debenture is the lesser of (i) $2.00 or (ii) 70% of the average of the five lowest volume weighted average prices during the twenty (20) trading days prior to the conversion. The conversion price for the second $1.25 million convertible debenture is the lesser of (i) $2.00 or (ii) 90% of the average of the five lowest volume weighted average prices during the twenty (20) trading days prior to the conversion. The conversion price for the $100,000 convertible debenture is the lesser of (i) $4.00 or (ii) 80% of the average of the five lowest volume weighted average prices during the twenty (20) trading days prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the debentures may be converted over time. If Golden Gate elects to convert a portion of the debenture and, on the day that the election is made, the volume weighted average price is below $0.75, 3DIcon shall have the right to prepay that portion of the debenture that Golden Gate elected to convert, plus any accrued and unpaid interest, at 135% of such amount.

In addition, 3DIcon entered into a registration rights agreement with Golden Gate pursuant to which the Company agreed to file, within 30 days after the closing, the registration statement of which this prospectus is a part covering the common stock issuable upon conversion of the initial $1.25 million debenture only. In the event we fail to meet this schedule and other timetables provided in the registration rights agreement, liquidated damages and other potential penalties could be imposed (for example, the discount multiplier of 70% shall decrease by three percentage points for each month or partial month occurring after we fail to meet the timetables provided in the registration rights agreement). In addition, Golden Gate may demand repayment of one hundred and fifteen percent (115%) of the principal amount of the debenture, together with all accrued and unpaid interest on the principal amount of the debenture, in cash, if we fail to meet the timetables provided in the registration rights agreement.

In the event the Company elects, and Golden Gate fails, to enter into the second debenture, Golden Gate would be required to pay liquidated damages in the amount of $250,000.

Sample Conversion Calculation

The conversion price for the initial $1.25 million convertible debentures is the lesser of (i) $2.00, (ii) 70% of the average of the five lowest volume weighted average prices during the twenty (20) trading days prior to the conversion For example, assuming conversion of $50,000 of the $1.25 million convertible debenture on December 15, 2006, a conversion price of $0.44 per share, the number of shares issuable upon conversion would be:

50,000 /$0.60. = 113,636

The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the principal amount of our convertible debentures, based on market prices 25%, 50% and 75% below the market price, as of December 1, 2006 of $0.84.

		Effective	Number	% of
% Below	Price Per	Conversion	of Shares	Outstanding
Market	Share	Price	Issuable	Stock

25%	$0.63	$0.50	2,500,000	2.6%
50%	$0.42	$0.34	3,676,470	3.8%
75%	$0.21	$0.17	7,352,941	7.2%

As illustrated, the number of shares of common stock issuable upon conversion of our convertible debentures will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as set forth below, during the last two fiscal years there have not been any relationships, transactions, or proposed transactions to which 3DIcon was or is to be a party, in which any of the directors, officers, or 5% or greater stockholders (or any immediate family thereof) had or is to have a direct or indirect material interest.

3DIcon has engaged the law firm of Newton, O’Connor, Turner & Ketchum as its outside corporate counsel since 2005. John O’Connor, a director of 3DIcon, is the Chairman of Newton, O’Connor, Turner & Ketchum.

During 2004, the Company issued 25,000,000 additional shares to the Company’s founder, President and Chief Executive Officer due to the reverse stock split in 2003 and the corporate reorganization that took place during 2004.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Tullius Taylor Sartain & Sartain LLP, Independent Registered Public Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2005 and 2004 and for the years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the auditors’ opinion based on their expertise in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of 3DIcon Corporation, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

3DIcon CORPORATION
(A Development Stage Company)

September 30, 2006
(Unaudited)

CONTENTS

Balance Sheet as of September 30, 2006 (Unaudited)	F-2

Statements of Income for the nine months ending September 30, 2006 and 2005 and from inception January 1, 2001 to September 30, 2006 (Unaudited)	F-3

Statements of Changes in Stockholders’ Equity for the Nine Months Ended September 30, 2006 and from inception January 1, 2001 to September 30, 2006 (Unaudited)	F-4

Statements of Cash Flows for the nine months ending September 30, 2006 and 2005 and from inception January 1, 2001 to September 30, 2006 (Unaudited)	F-6

Notes to Financial Statements September 30, 2006 (Unaudited)	F-7

3DIcon CORPORATION
(A Development Stage Company)

BALANCE SHEET

September 30, 2006
(Unaudited)

Assets
Current assets:
Cash	$192,518
Prepaid expenses	1,882
Total assets	$194,400

Liabilities and Stockholders' Deficiency
Current liabilities:
Accounts payable:
Sponsored Research Agreement	$226,792
Other trade payables	224,560
Unsecured debentures payable	330,000
Accrued interest payable on debentures	10,567
Total current liabilities	791,919

Senior debentures payable	135,000
Total liabilities	926,919

Stockholders' deficiency:
Common stock; $.0002 par, 250,000,000 shares authorized; 94,267,656 shares issued and outstanding	18,854
Additional paid-in capital	2,423,431
Deficit accumulated during development stage	(3,174,804)

Total stockholders' deficiency	(732,519)
Total liabilities and stockholders' deficiency	$194,400

See notes to financial statements.

3DIcon CORPORATION
(A Development Stage Company)

STATEMENTS OF INCOME

Nine Months Ended September 30, 2006 and 2005
and from Inception - January 1, 2001 to September 30, 2006
(Unaudited)

	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005	Inception to September 30, 2006

Income
Sales	$—	$—	$—

Expenses
Research and development	240,355	500	481,538
General and administrative	934,804	149,588	2,693,266
Total expenses	1,175,159	150,088	3,174,804

Net loss	$(1,175,159)	$(150,088)	$(3,174,804)

Loss per share:
Basic	$(0.014)	$(0.003)
Diluted	$(0.014)	$(0.003)

Weighted average shares outstanding	85,603,920	59,466,614

See notes to financial statements.

3DIcon CORPORATION
(A Development Stage Company)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Nine Months Ended September 30, 2006
and from Inception - January 1, 2001 to September 30, 2006
(Unaudited)

	Common Stock		Paid-In	Deficit Accumulated During the Development
	Shares	Par Value	Capital	Stage	Total
Balance, January 1, 2001 - as reorganized	27,723,750	$27,724	$193,488	$—	$221,212

Adjustment to accrue compensation earned but not recorded	—	—	—	(60,000)	(60,000)
Stock issued for services	2,681,310	2,681	185,450	—	188,131
Stock issued for cash	728,500	729	72,121	—	72,850
Net loss for the year	—	—	—	(259,221)	(259,221)
Balance, December 31, 2001	31,133,560	31,134	451,059	(319,221)	162,972

Adjustment to record compensation earned but not recorded	—	—	—	(60,000)	(60,000)
Stock issued for services	3,077,000	3,077	126,371	—	129,448
Stock issued for cash	1,479,000	1,479	146,421	—	147,900
Net loss for the year	—	—	—	(267,887)	(267,887)
Balance, December 31, 2002	35,689,560	35,690	723,851	(647,108)	112,433

Adjustment to record compensation earned but not recorded	—	—	—	(90,000)	(90,000)
Stock issued for services	15,347,000	15,347	—	—	15,347
Stock issued for cash	1,380,000	1,380	33,620	—	35,000
Reverse split 1:10	(47,174,904)	—	—	—	—
Par value $0.0001 to $0.0002	—	(51,369)	51,369	—	—
Net loss for the year	—	—	—	(51,851)	(51,851)
Balance, December 31, 2003	5,241,656	1,048	808,840	(788,959)	20,929

See notes to financial statements.

3DIcon CORPORATION
(A Development Stage Company)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Nine Months Ended September 30, 2006
and from Inception - January 1, 2001 to September 30, 2006
(Unaudited)

	Common Stock		Paid-In	Deficit Accumulated During the Development
	Shares	Par Value	Capital	Stage	Total
Additional Founders shares issued	25,000,000	5,000	(5,000)	—	—
Stock issued for services	24,036,000	4,807	71,682	—	76,489
Stock issued for cash	360,000	72	28,736	—	28,808
Warrants issued to purchase common stock at $.025	—	—	18,900	—	18,900
Warrants issued to purchase common stock at $.05	—	—	42,292	—	42,292
Stock warrants exercised	2,100,000	420	60,580	—	61,000
Net loss for the year	—	—	—	(617,875)	(617,875)
Balance, December 31, 2004	56,737,656	11,347	1,026,030	(1,406,834)	(369,457)
Stock issued for services	5,850,000	1,170	25,201	—	26,371
Stock issued to settle liabilities	5,000,000	1,000	99,000	—	100,000
Stock issued for cash	1,100,000	220	72,080	—	72,300
Warrants issued to purchase common stock at $.025	—	—	62,300	—	62,300
Warrants issued to purchase common stock at $.05	—	—	140,400	—	140,400
Stock warrants exercised	5,260,000	1,052	172,948	—	174,000
Net loss for the year	—	—	—	(592,811)	(592,811)
Balance, December 31, 2005	73,947,656	14,789	1,597,959	(1,999,645)	(386,897)
Stock issued for services	4,700,000	940	205,597	—	206,537
Debentures converted	3,000,000	600	(600)	—	—
Warrant exercised	1,800,000	360	88,540	—	88,900
Stock for cash	10,820,000	2,165	531,935	—	534,100
Net loss for the period	—	—	—	(1,175,159)	(1,175,159)
Balance September 30, 2006	94,267,656	$18,854	$2,423,431	$(3,174,804)	$(732,519)

See notes to financial statements.

3DIcon CORPORATION
(A Development Stage Company)

STATEMENTS OF CASH FLOWS

Nine Months Ended September 30, 2006 and 2005
and from Inception - January 1, 2001 to September 30, 2006
(Unaudited)

	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005	Inception to September 30, 2006
Cash Flows from Operating Activities
Net loss	$(1,175,159)	$(150,088)	$(3,174,804)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock issued for services	206,537	—	642,323
Asset impairments	—	—	292,202
Change in:
Prepaid expenses	2,686	(765)	(765)
Accounts payable and accrued liabilities	247,104	37,276	653,823

Net cash used in operating activities	(718,832)	(113,577)	(1,587,221)

Cash Flows from Financing Activities
Proceeds from stock and warrant sales and exercise of warrants	473,000	107,000	1,328,750
Proceeds from issuance of debentures	455,000	—	615,000
Reduction in note payable-Officer	(164,021)	—	(164,021)

Net cash provided by financing activities	763,979	107,000	1,779,729

Net increase (decrease) in cash	45,147	(6,577)	192,508
Cash, beginning of period	147,371	7,501	10

Cash, end of period	$192,518	$924	$192,518

Noncash Financing Activities
Conversion of debentures in to common stock	$150,000	$—	$150,000
Issuance of stock in settlement of accounts payable	—	—	100,000
	$150,000	$—	$250,000

See notes to financial statements.

3DIcon CORPORATION
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

September 30, 2006
(Unaudited)

Note 1 - Organization and Operations

Basis of Presentation

The accompanying financial statements of 3DIcon Corporation (the “Company”) have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. The Company believes that the disclosures made are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the Company's year end audited financial statements and related footnotes included in the registration statement on pages F-18 through F-28. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company as of September 30, 2006, and the statements of its operations and accumulated deficit and cash flows for the nine month periods ended September 30, 2006 and 2005 have been included. The results of operations for interim periods may not be indicative of the results which may be realized for the full year.

Organization

3DIcon Corporation was incorporated on August 11, 1995, under the laws of the State of Oklahoma as First Keating Corporation. The articles of incorporation were amended August 1, 2003 to change the name to 3DIcon Corporation. The initial focus of First Keating Corporation was to market and distribute books written by its founder, Martin Keating. During 2001, First Keating Corporation began to focus on the development of 360-degree holographic technology. The effective date of this transition is January 1, 2001, and the financial information presented is from that date through the current period. The Company has accounted for this transition as a reorganization and accordingly, restated its capital accounts as of January 1, 2001. From January 1, 2001, the Company's primary activity has been the raising of capital in order to pursue its goal of becoming a significant participant in the formation and commercialization of interactive, optical holography for the communications and entertainment industries.

The mission of the Company is to pursue, develop and market full-color, 360-degree person-to-person holographic technology. Its primary focus is to invest and participate in the commercialization of optical holographic technologies now planned and/or under development, particularly those employing derivative broadband, satellite-based systems. At this time, the Company owns no intellectual property rights in holographic technologies and has no contracts or agreements pending to acquire such rights.

3DIcon CORPORATION
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

September 30, 2006
(Unaudited)

Note 1 - Organization and Operations (continued)

Uncertainties

The accompanying financial statements have been prepared on a going concern basis. The Company is in the development stage and has no source of revenue to fund the development of its planned product and to pay operating expenses, resulting in a cumulative net loss of $3,174,804 for the period from inception (January 1, 2001) to September 30, 2006. The ability of the Company to continue as a going concern during the next year depends on the successful completion of the Company's capital raising efforts to fund the development of its planned products. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 2 - Summary of Significant Accounting Policies

Research and development

Research and development costs, including payments made to the University of Oklahoma pursuant to the Sponsored Research Agreement (“SRA”), are expensed as incurred. (Note 5)

Stock-based compensation

The Company accounts for stock-based compensation arrangements for employees in accordance with Statement of Accounting Standard (SFAS) No. 123(R), Share-Based Payments. The Company recognizes expenses for employee services received in exchange for stock based on the grant-date fair value of the shares awarded. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and the related Emerging Issues Task Force (EITF) Consensuses.

Income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, SFAS No. 109 requires the recognition of future tax benefits, such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not. The amount of deferred tax liabilities or assets is calculated using tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized.

3DIcon CORPORATION
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

September 30, 2006
(Unaudited)

Note 2 - Summary of Significant Accounting Policies (continued)

In determining the quarterly provision for income taxes, the Company uses an annual effective tax rate based on expected annual income and statutory tax rates. Significant discreet items are separately recognized in the income tax provision in the quarter in which they occur.

Net income (loss) per common share

The Company computes net income (loss) per share in accordance with SFAS No. 128, Earnings per Share and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). Under the provisions of SFAS No. 128 and SAB 98, basic net income (loss) per common share is based on the weighted-average outstanding common shares. Diluted net income (loss) per common share is based on the weighted-average outstanding shares adjusted for the dilutive effect of warrants to purchase common stock and convertible debentures. Due to the Company's losses, such potentially dilutive securities are antidilutive for all periods presented. The weighted average number of potentially dilutive shares is 52,925,000 and 26,140,000 for the periods ended September 30, 2006 and 2005, respectively.

Use of estimates

The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and the disclosure of contingent assets and liabilities. Actual results could differ from the estimates and assumptions used.

Note 3 - Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections (SFAS 154), which replaces APB Opinion No. 20, Accounting Changes, and FASB Statement 3, Reporting Accounting Changes in Interim Financial Statements. This statement changes the requirements for the accounting for and reporting of a change in accounting principle, including all voluntary changes in accounting principles. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions.

3DIcon CORPORATION
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

September 30, 2006
(Unaudited)

Note 3 - Recent Accounting Pronouncements (continued)

This statement requires voluntary changes in accounting principles be recognized retrospectively to prior periods' financial statements, rather than recognition in the net income of the current period. Retrospective application requires restatements of prior period financial statements as if that accounting principle had always been used. This statement carries forward without change the guidance contained in Opinion 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. The provisions of SFAS No. 154 are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In March 2006, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 156, Accounting for Servicing of Financial Assets (SFAS 156), which amends SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 156 permits, but does not require, an entity to choose either the amortization method or the fair value measurement method for measuring each class of separately recognized servicing assets and servicing liabilities. The provisions of SFAS No. 156 are effective for fiscal years beginning after September 15, 2006. The Company does not expect the adoption of SFAS 156 to have a material effect on its financial statements and related disclosures.

In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48). This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material effect on its financial statements and related disclosures.

Note 4 - Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument held by the Company:

Current assets and current liabilities - The carrying value approximates fair value due to the short maturity of these items.

3DIcon CORPORATION
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

September 30, 2006
(Unaudited)

Note 4 - Fair Value of Financial Instruments (continued)

Debentures payable - The fair value of the Company's debentures payable has been estimated by the Company based upon the liability’s characteristics, including interest rate. The carrying value approximates fair value.

Note 5 - Commitments and Contingencies

On April 20, 2004, the Company entered into a Sponsored Research Agreement entitled "Investigation of Emerging Digital Holography Technologies" (Phase I) with the University of Oklahoma - Tulsa (“University”), which expired October 19, 2004. The Company paid the University $14,116 pursuant to this agreement. On July 15, 2005, the Company entered into a Sponsored Research Agreement with the University (Phase II), which expires January 14, 2007. Under this agreement the University will conduct a research project entitled "Investigation of 3-Dimensional Display Technologies" and the Company will pay the University $453,584 payable at various dates from November 10, 2005 through July 15, 2006 to cover the costs of the research. The final payment of $226,792, due on July 15, 2006, was not paid and the agreement was modified in November 2006 (Note 9).

In November 2005, the Company signed an agreement with Concordia Financial Group, Inc. (“Concordia”) for Concordia to obtain for the Company bridge capital of not less than $300,000 and additional financing of not less than $3,000,000. Under the terms of the agreement the Company is required to pay Concordia a retainer of $2,000 per month plus direct expenses through June 30, 2006, and a transaction fee of 5% of the proceeds from bridge capital and 5% of capital stock.

At September 30, 2006 and 2005, 17,000,000 shares of common stock are held by a third party and are in dispute as to whether or not they are legally issued. Management contends that the shares were not legally issued and should be returned to the Company. However, they are reported as issued and outstanding at par value in the accompanying financial statements due to the uncertainty surrounding resolution of the issue. The Company has filed suit against the third party seeking return of the shares and other consideration. The suit is pending at September 30, 2006. Legal expenses incurred in connection with the suit are $242,835 for the nine months ended September 30, 2006.

See also Note 9, Subsequent Events.

3DIcon CORPORATION
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

September 30, 2006
(Unaudited)

Note 6 - Debentures Payable

Senior debenture payable

As of December 15, 2005, the Company issued convertible debentures aggregating $160,000 and has issued an additional $125,000 during 2006 at par value for cash. The debentures bear interest at 8% per annum, and are due no later than December 31, 2007. The Company may prepay without penalty all of the outstanding principal amount and accrued interest. Upon receiving notice of the Company's intent to prepay, holders of the debentures may convert the principal amount due to common stock at the rate of one share of common stock for each $.05 of principal amount converted. Upon conversion, the Company will pay all accrued interest. No fractional shares will be issued upon conversion of a debenture. During 2006 debentures totaling $150,000 were converted to 3,000,000 shares of common stock.

Unsecured debentures payable

During the third quarter of 2006 the Company authorized the issuance of unsecured convertible debentures aggregating $800,000. As of September 30, 2006 the Company has issued $330,000 of these debentures at par value for cash. The debentures bear interest at 8% per annum, convertible to common shares at $0.40 per share and are due no later than March 31, 2007. At the option of the Company, interest may be paid in cash or Common Stock, valued at the bid price on the day immediately prior to the date paid. The debentures are not secured by any asset or pledge of the Company or any officer, stockholder or director. The Company has agreed to provide, with respect to the common shares issued upon conversion of the debentures, certain registration rights under the Securities Act of 1933.

Note 7 - Common Stock and Paid-In Capital

At various dates throughout 2006, 2005 and 2004, the Company sold 200,000, 1,100,000 and 360,000 shares, respectively, of common stock with warrants attached for $.25 per share pursuant to an exempt offering. Each subscriber received one share of common stock with two separate warrants to purchase additional shares of Rule 144 stock as follows: (a) ten times the number of shares within one year of the date subscribed at $.025 per share and (b) another ten times the number of shares within two years of the date subscribed at $.05 per share. Warrants not exercised under their terms will be terminated. The Company received $50,000, $275,000 and $90,000, respectively, in cash.

At various dates throughout 2006, 2005 and 2004, the Company issued 4,400,000, 1,740,000 and 340,000 shares, respectively, of its common stock pursuant to the exercise of $.05 warrants by non-employees. The Company received $220,000, $86,000 and $17,000, respectively, in cash.

3DIcon CORPORATION
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

September 30, 2006
(Unaudited)

Note 7 - Common Stock and Paid-In Capital (continued)

At various dates throughout 2006, 2005 and 2004, the Company issued 8,020,000, 3,520,000 and 1,760,000, respectively, of its common stock pursuant to the exercise of $.025 warrants by non-employees. The Company received $200,500, $88,000 and $44,000, respectively, in cash.

As of September 30, 2006, there are warrants outstanding to purchase 2,780,000 shares of common stock at $.025 per share expiring at various dates remaining in 2006; warrants outstanding to purchase 960,000 shares of common stock at $.05 per share expiring at various dates remaining in 2006; warrants to purchase 820,000 shares of common stock at $.025 per share expiring in 2007;warrants to purchase 8,280,000 shares of common stock at $.05 per share expiring in 2007; and warrants to purchase 1,600,000 shares of common stock at $.05 per share expiring at various dates throughout 2008.

Common stock issued for services

During 2006, 1,100,000 shares of common stock were issued for consulting services for which the Company recognized $15,438 of expense.

During 2005, 2,010,000 shares of common stock were issued for consulting services for which the Company recognized $2,469 of expense. During 2004, 3,376,000 shares of common stock were issued for services for consulting which the Company recognized $26,829 of expenses.

Additionally, the Company issued 2,700,000, 7,880,000 and 1,980,000 shares of common stock at various dates throughout 2006, 2005 and 2004, respectively, to its President and Chief Executive Officer for services rendered. The Company issued 900,000, 960,000 and 1,660,000 shares at various dates throughout 2006, 2005 and 2004, respectively, to its employee for services rendered. The shares are valued using the same discount structure as the other common stock transactions and ranged from $.01 to $.09 during 2006, $.0004 to $.0074 during 2005 and $.002 to $.014 during 2004. The Company recognized $191,100, $23,903 and $49,465 in compensation expense in 2006, 2005 and 2004, respectively, related to these transactions.

During 2004, the Company issued 25,000,000 additional founders shares due to the reverse stock split in 2003 and the corporate reorganization that took place during 2004. The shares were valued at par value.

The shares issued were valued at the closing price of the stock on or previous to the date of issuance less a 50% discount due to the restrictive nature of the stock, a 50% discount for lack of earnings or sales consistency of the Company, a 50% discount due to the dollar and share volume of sales of the Company's securities in the public market, and an additional 35% discount due to the trading market in which the Company's securities are sold.

3DIcon CORPORATION
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

September 30, 2006
(Unaudited)

Note 7 - Common Stock and Paid-In Capital (continued)

Common stock rights

Holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Shares of common stock do not have cumulative voting rights.

Holders of record of shares of common stock are entitled to receive dividends when and if declared by the board of directors. To date, the Company has not paid cash dividends. The Company intends to retain any earnings for the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will depend on future earnings, results of operations, capital requirements, financial condition and such other factors as the board of directors may consider.

Upon any liquidation, dissolution or termination of the Company, holders of shares of common stock are entitled to receive a pro rata distribution of the assets of the Company after liabilities are paid.

Holders of common stock do not have pre-emptive rights to subscribe for or to purchase any stock, obligations or other securities of 3DIcon.

3DIcon CORPORATION
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

September 30, 2006
(Unaudited)

Note 8 - Income taxes

At September 30, 2006, the Company had accumulated net operating losses of approximately $2,700,000 available to reduce future federal and state taxable income. Unless utilized, the loss carry forward amounts will begin to expire in 2013.

The operating loss carryforward, giving rise to deferred tax assets, are reduced by a valuation allowance. The Company has established a valuation allowance for its deferred tax assets due to the uncertainty of the future utilization of the loss carry forward.

The deferred tax asset consisted of the following:

September 30, 2006
Loss carry forward amount	$2,700,000
Effective tax rate	38%
Deferred tax asset	1,026,000
Less valuation allowance	(1,026,000)
Deferred tax asset	$-0-

Note 9 - Subsequent Events

Sponsored Research Agreement Modification (Note 5)

On November 1, 2006 the Company and The University of Oklahoma (“University”) modified the SRA to provide $125,259 additional funding, extend the term of the agreement through March 31, 2007, and revise the payment schedule to combine the July 15, 2005 remaining balance due of $226,792 with the additional funding into a revised payment schedule. Under the terms of the agreement the Company agreed to pay the combined remaining obligation of $352,051 in four equal installments of $88,013 on December 31, 2006 through March 31, 2007.

Securities Purchase Agreement

To obtain funding for the ongoing operations, the Company entered into a Securities Purchase Agreement with Golden Gate Investors, Inc. (“Golden Gate”) on November 3, 2006, as amended on December 15, 2006 (the “Puchase Agreement”), for the sale of a 6¼% convertible debenture of the Company in the principal amount of $1,250,000. Pursuant to the Purchase Agreement, at such time as the principal balance of this debenture is less than $400,000, the Company shall have the right to require Golden Gate to purchase a second debenture, also in the principal amount of $1,250,000. On November 3, 2006, the Company also issued to Golden Gate a 6¼% convertible debenture in a principal amount of $100,000 and warrants to buy 1,000,000 shares of the common stock at an exercise price of $10.90. The prospectus, which will be filed, relates to the resale of the common stock underlying the initial $1.25 million convertible debenture only.

3DIcon CORPORATION
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

September 30, 2006
(Unaudited)

Note 9 - Subsequent Events (continued)

Golden Gate provided the Company with $125,000 upon execution of the Purchase Agreement. Pursuant to the Purchase Agreement, Golden Gate is required to provide the Company with an additional $312,500 upon effectiveness of the registration statement of which this prospectus is a part. The balance of $812,500 shall be wired to the escrow agent, which is required to release $200,000 of on the first day of each month, beginning with the second month following the effective date of the registration statement.

The debentures bear interest at 6¼%, and are convertible into the Company’s common stock, at the selling stockholder’s option. The $1.25 million convertible debentures mature three years from the date of issuance. The $100,000 convertible debenture matures five years from the date of issuance. Interest on the 6¼% convertible debentures is payable monthly in cash or, at Golden Gate’s option, in shares of common stock of the Company valued at the then applicable conversion price. The initial $1.25 million convertible debenture is convertible into the number of the shares of common stock equal to the dollar amount of the debenture divided by the conversion price. The conversion price for the initial $1.25 million convertible debenture is the lesser of (i) $2.00, (ii) 70% of the average of the five lowest volume weighted average prices during the twenty (20) trading days prior to the conversion. The conversion price for the second $1.25 million convertible debenture is the lesser of (i) $2.00 or (ii) 90% of the average of the five lowest volume weighted average prices during the twenty (20) trading days prior to the conversion. The conversion price for the $100,000 convertible debenture is the lesser of (i) $4.00 or (ii) 80% of the average of the five lowest volume weighted average prices during the twenty (20) trading days prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted over time. If Golden Gate elects to convert a portion of the debenture and, on the day that the election is made, the volume weighted average price is below $0.75, the Company shall have the right to prepay that portion of the debenture that Golden Gate elected to convert, plus any accrued and unpaid interest, at 135% of such amount.

In addition, the Company entered into a registration rights agreement with Golden Gate pursuant to which the Company agreed to file, within 30 days after the closing, the registration statement of which this prospectus is a part covering the common stock issuable upon conversion of the initial $1.25 million debenture only. In the event the Company fails to meet this schedule and other timetables provided in the registration rights agreement, liquidated damages and other potential penalties could be imposed (for example, the discount multiplier of 70% shall decrease by three percentage points for each month or partial month occurring after the Company fails to meet the timetables provided in the registration rights agreement).

3DIcon CORPORATION
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

September 30, 2006
(Unaudited)

Note 9 - Subsequent Events (continued)

In addition, Golden Gate may demand repayment of one hundred and fifteen percent (115%) of the principal amount of the debenture, together with all accrued and unpaid interest on the principal amount of the debenture, in cash, if the Company fails to meet the timetables provided in the registration rights agreement.

In the event the Company elects, and Golden Gate fails, to enter into the second debenture, Golden Gate would be required to pay liquidated damages in the amount of $250,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
3DIcon Corporation

We have audited the accompanying balance sheets of 3DIcon Corporation (a Development Stage Company) as of December 31, 2005 and 2004, and the related statements of income, changes in stockholders' equity and cash flows for the years then ended and for the period from January 1, 2001 (inception) to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 3DIcon Corporation, as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended and for the period from January 1, 2001 (inception), to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements the Company is a development stage organization with insufficient revenues to fund development and operating expenses. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 9, the financial statements were restated to accrue compensation earned, but not recorded from date of reorganization. We also audited the adjustment described in Note 9 that was applied to restate changes in stockholders' equity for each of the periods from inception to December 31, 2003, and the statements of income and cash flows for the period from inception to December 31, 2005. In our opinion, such adjustments are appropriate and have been properly applied.

/s/ TULLIUS TAYLOR SARTAIN & SARTAIN LLP

Tulsa, Oklahoma
February 23, 2006

3DIcon CORPORATION
(A Development Stage Company)

BALANCE SHEETS

December 31, 2005 and 2004

	2005	2004
Assets
Current assets:
Cash	$147,371	$7,502
Prepaid expenses	3,450	-

Total assets	$150,821	$7,502

Liabilities and Stockholders' Deficiency
Current liabilities:
Accounts payable	$213,696	$52,937
Accrued liabilities - compensation due founder	164,022	324,022

Total current liabilities	377,718	376,959

Debentures payable	160,000	-

Total liabilities	537,718	376,959

Stockholders' deficiency:
Common stock; $.0002 par, 250,000,000 shares authorized; 73,947,656 shares and 56,737,656 shares issued and outstanding at December 31, 2005 and 2004, respectively	14,789	11,347
Additional paid-in capital	1,597,959	1,026,030
Deficit accumulated during development stage	(1,999,645)	(1,406,834)

Total stockholders' deficiency	(386,897)	(369,457)

Total liabilities and stockholders' deficiency	$150,821	$7,502

See notes to financial statements.

3DIcon CORPORATION
(A Development Stage Company)

STATEMENTS OF INCOME

Years ended December 31, 2005 and 2004
and from Inception - January 1, 2001 to December 31, 2005

	2005	2004	Inception to December 31, 2005
Income
Sales	$-	$-	$-

Expenses
Research and development	227,042	14,142	241,184
General and administrative	365,769	603,733	1,758,461

Total expenses	592,811	617,875	1,999,645

Net loss	$(592,811)	$(617,875)	$(1,999,645)

Loss per share:
Basic	$.009	$.015
Diluted	$.009	$.015

Weighted average shares outstanding	63,134,905	40,448,694

See notes to financial statements.

3DIcon CORPORATION
(A Development Stage Company)

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

December 31, 2005

				Deficit
				Accumulated
	Common Stock			During the
	Shares	Par Value	Paid-In Capital	Development Stage	Total
Balance, January 1, 2001 - as reorganized	27,723,750	$27,724	$193,488	$-	$221,212

Adjustment to accrue compensation earned but not recorded (Note 6)	-	-	-	(60,000)	(60,000)
Stock issued for services	2,681,310	2,681	185,450	-	188,131
Stock issued for cash	728,500	729	72,121	-	72,850
Net loss for the year	-	-	-	(259,221)	(259,221)
Balance, December 31, 2001	31,133,560	31,134	451,059	(319,221)	162,972

Adjustment to record compensation earned but not recorded (Note 6)	-	-	-	(60,000)	(60,000)
Stock issued for services	3,077,000	3,077	126,371	-	129,448
Stock issued for cash	1,479,000	1,479	146,421	-	147,900
Net loss for the year	-	-	-	(267,887)	(267,887)
Balance, December 31, 2002	35,689,560	35,690	723,851	(647,108)	112,433

Adjustment to record compensation earned but not recorded (Note 6)	-	-	-	(90,000)	(90,000)
Stock issued for services	15,347,000	15,347	-	-	15,347
Stock issued for cash	1,380,000	1,380	33,620	-	35,000
Reverse split 1:10	(47,174,904)	-	-	-	-
Par value $0.0001 to $0.0002	-	(51,369)	51,369	-	-
Net loss for the year	-	-	-	(51,851)	(51,851)
Balance, December 31, 2003	5,241,656	1,048	808,840	(788,959)	20,929

Additional Founders shares issued	25,000,000	5,000	(5,000)	-	-
Stock issued for services	24,036,000	4,807	71,682	-	76,489
Stock issued for cash	360,000	72	28,736	-	28,808
Warrants issued to purchase common stock at $.025	-	-	18,900	-	18,900
Warrants issued to purchase common stock at $.05	-	-	42,292	-	42,292
Stock warrants exercised	2,100,000	420	60,580	-	61,000
Net loss for the year	-	-	-	(617,875)	(617,875)
Balance, December 31, 2004	56,737,656	11,347	1,026,030	(1,406,834)	(369,457)

Stock issued for services	5,850,000	1,170	25,201	-	26,371
Stock issued to settle liabilities	5,000,000	1,000	99,000	-	100,000
Stock issued for cash	1,100,000	220	72,080	-	72,300
Warrants issued to purchase common stock at $.025	-	-	62,300	-	62,300
Warrants issued to purchase common stock at $.05	-	-	140,400	-	140,400
Stock warrants exercised	5,260,000	1,052	172,948	-	174,000
Net loss for the year	-	-	-	(592,811)	(592,811)
Balance, December 31, 2005	73,947,656	$14,789	$1,597,959	$(1,999,645)	$(386,897)

See notes to financial statements.

3DIcon CORPORATION
(A Development Stage Company)

STATEMENTS OF CASH FLOWS

Years ended December 31, 2005 and 2004
and from Inception - January 1, 2001 to December 31, 2005

	2005	2004	Inception to December 31, 2005
Cash Flows from Operating Activities
Net loss	$(592,811)	$(617,875)	$(1,999,645)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock issued for services	26,371	76,489	435,786
Asset impairments	-	301,885	292,202
Change in:
Prepaid expenses	(3,450)	-	(3,450)
Accounts payable and accrued liabilities	100,759	95,959	406,718

Net cash used in operating activities	(469,131)	(143,542)	(868,389)

Cash Flows from Financing Activities
Proceeds from stock and warrant sales and exercise of warrants	449,000	151,000	855,750
Proceeds from issuance of debentures	160,000	-	160,000

Net cash provided by financing activities	609,000	151,000	1,015,750

Net increase in cash	139,869	7,458	147,361
Cash, beginning of year	7,502	44	10

Cash, end of year	$147,371	$7,502	$147,371

3DIcon CORPORATION
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

Note 1 - Organization and Operations

Organization

3DIcon Corporation (the Company) was incorporated on August 11, 1995, under the laws of the State of Oklahoma as First Keating Corporation. The articles of incorporation were amended August 1, 2003 to change the name to 3DIcon Corporation. The initial focus of First Keating Corporation was to market and distribute books written by its founder, Martin Keating. During 2001, First Keating Corporation began to focus on the development of 360-degree holographic technology. The effective date of this transition is January 1, 2001, and the financial information presented is from that date through December 31, 2005. The Company has accounted for this transition as a reorganization and accordingly, restated its capital accounts as of January 1, 2001. From January 1, 2001, the Company's primary activity has been the raising of capital in order to pursue its goal of becoming a significant participant in the formation and commercialization of interactive, optical holography for the communications and entertainment industries.

The mission of the Company is to pursue, develop and market full-color, 360-degree person-to-person holographic technology. Its primary focus is to invest and participate in the commercialization of optical holographic technologies now planned and/or under development, particularly those employing derivative broadband, satellite-based systems. At this time, the Company owns no intellectual property rights in holographic technologies and has no contracts or agreements pending to acquire such rights.

Uncertainties

The accompanying financial statements have been prepared on a going concern basis. The Company is in the development stage and has no source of revenue to fund the development of its planned product and to pay operating expenses, resulting in a cumulative net loss of $1,999,645 for the period from inception (January 1, 2001) to December 31, 2005, and a net loss of $592,811 and $617,875 for the years ended December 31, 2005 and 2004, respectively. The ability of the Company to continue as a going concern during the next year depends on the successful completion of the Company's capital raising efforts to fund the development of its planned products. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 2 - Summary of Significant Accounting Policies

Research and development

Research and development costs, including payments made to the University of Oklahoma pursuant to the sponsored research agreement (Note 5), are expensed as incurred.

Stock-based compensation

The Company accounts for stock-based compensation arrangements for employees in accordance with Statement of Accounting Standard (SFAS) No. 123(R), Share-Based Payments. The Company recognizes expenses for employee services received in exchange for stock based on the grant-date fair value of the shares awarded. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and the related Emerging Issues Task Force (EITF) Consensuses.

Income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, SFAS No. 109 requires the recognition of future tax benefits, such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not. The amount of deferred tax liabilities or assets is calculated using tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized.

Net income (loss) per common share

The Company computes net income (loss) per share in accordance with SFAS No. 128, Earnings per Share and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). Under the provisions of SFAS No. 128 and SAB 98, basic net income (loss) per common share is based on the weighted-average outstanding common shares. Diluted net income (loss) per common share is based on the weighted-average outstanding shares adjusted for the dilutive effect of warrants to purchase common stock and convertible debentures. Due to the Company’s losses, such potentially dilutive securities are antidilutive for all periods presented. The weighted average number of potentially dilutive shares is 26,140,000 and 4,360,000 for the years ended December 31, 2005 and 2004, respectively.

Use of estimates

The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and the disclosure of contingent assets and liabilities. Actual results could differ from the estimates and assumptions used.

Note 3 - Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections (SFAS 154), which replaces APB Opinion No. 20, Accounting Changes, and FASB Statement 3, Reporting Accounting Changes in Interim Financial Statements. This statement changes the requirements for the accounting for and reporting of a change in accounting principle, including all voluntary changes in accounting principles. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement requires voluntary changes in accounting principles be recognized retrospectively to prior periods' financial statements, rather than recognition in the net income of the current period. Retrospective application requires restatements of prior period financial statements as if that accounting principle had always been used. This statement carries forward without change the guidance contained in Opinion 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. The provisions of SFAS No. 154 are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

Note 4 - Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument held by the Company:

Current assets and current liabilities - The carrying value approximates fair value due to the short maturity of these items.

Debentures payable - The fair value of the Company's debentures payable has been estimated by the Company based upon the liability’s characteristics, including interest rate. The carrying value approximates fair value.

Note 5 - Commitments and Contingencies

On April 20, 2004, the Company entered into a Sponsored Research Agreement entitled "Investigation of Emerging Digital Holography Technologies" (Phase I) with the University of Oklahoma - Tulsa (University), which expired October 19, 2004. The Company paid the University $14,116 pursuant to this agreement. On July 15, 2005, the Company entered into a Sponsored Research Agreement with the University (Phase II), which expires January 14, 2007. Under this agreement the University will conduct a research project entitled "Investigation of 3-Dimensional Display Technologies" and the Company will pay the University $453,584 payable at various dates from November 10, 2005 through July 15, 2006 to cover the costs of the research. Either party may terminate the agreement at any time by giving 60 days written notice.

In November 2005, the Company signed an agreement with Concordia Financial Group, Inc. (Concordia) for Concordia to obtain for the Company bridge capital of not less than $300,000 and additional financing of not less than $3,000,000. The Company will pay Concordia a retainer of $2,000 per month plus direct expenses through June 30, 2006, and a transaction fee of 5% of the proceeds from bridge capital and 5% of capital stock.

At December 31, 2005 and 2004, 17,000,000 shares of common stock are held by a third party and are in dispute as to whether or not they are legally issued. Management contends that the shares were not legally issued and should be returned to the Company. However, they are reported as issued and outstanding at par value in the accompanying financial statements due to the uncertainty surrounding resolution of the issue.

Note 6 - Debentures Payable

On December 15, 2005, the Company issued convertible debentures aggregating $160,000 at par value for cash. The debentures bear interest at 8% per annum, and are due no later than December 31, 2007. The Company may prepay without penalty all of the outstanding principal amount and accrued interest. Upon receiving notice of the Company's intent to prepay, holders of the debentures may convert the principal amount due to common stock at the rate of one share of common stock for each $.05 of principal amount converted. Upon conversion, the Company will pay all accrued interest. No fractional shares will be issued upon conversion of a debenture.

Note 7 - Common Stock and Paid-In Capital

At various dates throughout 2005 and 2004, the Company sold 1,100,000 and 360,000 shares, respectively, of common stock with warrants attached for $.25 per share pursuant to an exempt offering. Each subscriber received one share of common stock with two separate warrants to purchase additional shares of Rule 144 stock as follows: (a) ten times the number of shares within one year of the date subscribed at $.025 per share and (b) another ten times the number of shares within two years of the date subscribed at $.05 per share. Warrants not exercised under their terms will be terminated. The Company received $275,000 and $90,000, respectively, in cash.

At various dates throughout 2005 and 2004, the Company issued 1,740,000 and 340,000 shares, respectively, of its common stock pursuant to the exercise of $.05 warrants by non-employees. The Company received $86,000 and $17,000, respectively, in cash.

At various dates throughout 2005 and 2004, the Company issued 3,520,000 and 1,760,000, respectively, of its common stock pursuant to the exercise of $.025 warrants by non-employees. The Company received $88,000 and $44,000, respectively, in cash.

As of December 31, 2005, there are warrants outstanding to purchase 8,900,000 shares of common stock at $.025 per share expiring at various dates throughout 2006; warrants outstanding to purchase 3,260,000 of common stock at $.05 per share expiring at various dates throughout 2006; and warrants to purchase 10,780,000 shares of common stock at $.05 per share expiring in 2007.

Common stock issued for services

During 2005, 2,010,000 shares of common stock were issued for consulting services for which the Company recognized $2,469 of expense. During 2004, 3,376,000 shares of common stock were issued for services for consulting which the Company recognized $26,829 of expenses.

Additionally, the Company issued 7,880,000 and 1,980,000 shares of common stock at various dates throughout 2005 and 2004, respectively, to its President and Chief Executive Officer for services rendered. The Company issued 960,000 and 1,660,000 shares at various dates throughout 2005 and 2004, respectively, to its employee for services rendered. The shares are valued using the same discount structure as the other common stock transactions and ranged from $.0004 to $.0074 during 2005 and $.002 to $.014 during 2004. The Company recognized $23,903 and $49,465 in compensation expense in 2005 and 2004, respectively, related to these transactions.

During 2004, the Company issued 25,000,000 additional founders shares due to the reverse stock split in 2003 and the corporate reorganization that took place during 2004. The shares were valued at par value.

The shares issued were valued at the closing price of the stock on or previous to the date of issuance less a 50% discount due to the restrictive nature of the stock, a 50% discount for lack of earnings or sales consistency of the Company, a 50% discount due to the dollar and share volume of sales of the Company's securities in the public market, and an additional 35% discount due to the trading market in which the Company's securities are sold.

Common stock rights

Holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of common stock do not have cumulative voting rights.

Holders of record of shares of common stock are entitled to receive dividends when and if declared by the board of directors. To date, the Company has not paid cash dividends. The Company intends to retain any earnings for the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future.

Any future determination as to the payment of cash dividends will depend on future earnings, results of operations, capital requirements, financial condition and such other factors as the board of directors may consider.

Upon any liquidation, dissolution or termination of the Company, holders of shares of common stock are entitled to receive a pro rata distribution of the assets of the Company after liabilities are paid.

Holders of common stock do not have pre-emptive rights to subscribe for or to purchase any stock, obligations or other securities of 3DIcon.

Note 8 - Income taxes

At December 31, 2005 and 2004, the Company had accumulated net operating losses of approximately $1,588,000 and $1,031,000, respectively, available to reduce future federal and state taxable income. Unless utilized, the loss carry forward amounts will begin to expire in 2013.

The operating loss carry forward, giving rise to deferred tax assets, are reduced by a valuation allowance. The Company has established a valuation allowance for its deferred tax assets due to the uncertainty of the future utilization of the loss carry forward.

The deferred tax asset consisted of the following:

	December 31, 2005	December 31, 2004
Loss carry forward amount	$1,588,000	$1,031,000
Effective tax rate	38%	38%
Deferred tax asset	603,440	391,780
Less valuation allowance	(603,440)	(391,780)
Deferred tax asset	$-	$-

Note 9 - Restatement of Financial Statements

The Company's President and Chief Executive Officer served without cash compensation prior to 2004. During 2004, the Company accrued $210,000 of compensation, which related to years prior to 2004. As such, the Company's beginning accumulated deficit has been adjusted by this amount.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our bylaws provide that 3DIcon may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee	$197.58
Accounting fees and expenses	15,000*
Legal fees and expenses	50,000*
TOTAL	$65,197.58*

*	Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During 2005, 2,010,000 shares of common stock were issued for consulting services for which the Company recognized $2,469 of expense. During 2004, 3,376,000 shares of common stock were issued for services for consulting which the Company recognized $26,829 of expenses.

Additionally, the Company issued 7,880,000 and 1,980,000 shares of common stock at various dates throughout 2005 and 2004, respectively, to its President and Chief Executive Officer for services rendered. The Company issued 960,000 and 1,660,000 shares at various dates throughout 2005 and 2004, respectively, to its employee for services rendered. The shares are valued using the same discount structure as the other common stock transactions and ranged from $.0004 to $.0074 during 2005 and $.002 to $.014 during 2004. The Company recognized $23,903 and $49,465 in compensation expense in 2005 and 2004, respectively, related to these transactions.

At various dates throughout 2005 and 2004, the Company sold 1,100,000 and 360,000 shares, respectively, of common stock with warrants attached for $.25 per share pursuant to an exempt offering. Each subscriber received one share of common stock with two separate warrants to purchase additional shares of Rule 144 stock as follows: (a) ten times the number of shares within one year of the date subscribed at $.025 per share and (b) another ten times the number of shares within two years of the date subscribed at $.05 per share. Warrants not exercised under their terms will be terminated. The Company received $275,000 and $90,000, respectively, in cash.

At various dates throughout 2005 and 2004, the Company issued 1,740,000 and 340,000 shares, respectively, of its common stock pursuant to the exercise of $.05 warrants by non-employees. The Company received $86,000 and $17,000, respectively, in cash.

At various dates throughout 2005 and 2004, the Company issued 3,520,000 and 1,760,000, respectively, of its common stock pursuant to the exercise of $.025 warrants by non-employees. The Company received $88,000 and $44,000, respectively, in cash.

During 2004, the Company issued 25,000,000 additional shares to the Company’s founder, President and Chief Executive Officer due to the reverse stock split in 2003 and the corporate reorganization that took place during 2004. The shares were valued at par value.

* All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of 3DIcon Corporation or executive officers of 3DIcon Corporation, and transfer was restricted by 3DIcon Corporation in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit
List mean 3DIcon Corp., an Oklahoma corporation.

3.1	Certificate of Incorporation
3.2	Bylaws
3.3	Amended Certificate of Incorporation
3.4	Amended Certificate of Incorporation
3.5	Amended Certificate of Incorporation
5.1	Consent of Sichenzia Ross Friedman Ference LLP
10.1	Securities Purchase Agreement
10.2	Amendment No. 1 to Securities Purchase Agreement and Debenture
10.3	Registration Rights Agreement
10.4	$100,000 convertible debenture
10.5	$1.25 million convertible debenture
10.6	Common Stock Purchase Warrant
10.7	Sponsored Research Agreement by and between 3DIcon Corporation and the Board of Regents of the University of Oklahoma
10.8	Sponsored Research Agreement Modification No. 1 by and between 3DIcon Corporation and the Board of Regents of the University of Oklahoma
10.9	Sponsored Research Agreement Modification No. 2 by and between 3DIcon Corporation and the Board of Regents of the University of Oklahoma
23.1	Consent of Sichenzia Ross Friedman Ference LLP (see Exhibit 5.1)
23.2	Consent of Tullius Taylor Sartain & Sartain LLP

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to: (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424; (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, 3DIcon Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized.

3DICON CORPORATION

/s/ Martin Keating
Name:	Martin Keating
Title:	Chief Executive Officer
(Principal Executive and Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed below by the following persons in the capacities and on the dates indicated:

	SIGNATURE	TITLE	DATE

By:	/s/ Martin Keating	President, Chief Executive Officer Director	December 15, 2006
	Martin Keating	(Principal Executive and Financial Officer)

By:	/s/Philip Suomu	Director	December 15, 2006
Philip Suomu

By:	/s/John O’Connor	Director	December 15, 2006
John O’Connor